Exhibit 5.3

November 6, 2015

Carnival Corporation

3655 N.W. 87th Avenue

Miami, Florida 33178-2428

U.S.A.

Carnival plc

Carnival House

100 Harbour Parade

Southampton SO15 1ST

United Kingdom

RE: Registration Statement on Form S-3ASR

(File Nos. 333-202619 and 333-202619-01)

Dear Ladies and Gentlemen:

In connection with the above-captioned Registration Statement (the “Registration Statement”) filed by Carnival Corporation, a corporation incorporated under the laws of the Republic of Panama (the “Company”), and Carnival plc, a public limited company incorporated under the laws of England and Wales (“Carnival plc”), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder, we have been requested to render our opinion as to the legality of certain securities being registered thereunder.

The Registration Statement relates to the registration under the Act of €700,000,000 aggregate principal amount of its 1.125% Senior Notes due 2019 (the “2019 Notes”) and €550,000,000 aggregate principal amount of its 1.875% Senior Notes due 2022 (the “2022 Notes” and, together with the 2019 Notes, the “Notes”) of the Company, guaranteed by Carnival plc and which are being sold pursuant to an Underwriting Agreement dated as of October 30, 2015 (the “Underwriting Agreement”), by and among the Company, Carnival plc, Barclays Bank PLC, BNP Paribas, Citigroup Global Markets Limited, Goldman, Sachs & Co., and the several underwriters listed in Schedule I thereto (together, the “Underwriters”).

Carnival Corporation

Carnival plc

November 6, 2015

The Notes are to be issued pursuant to an indenture dated November 6, 2015 among the Company, Carnival plc, and U.S. Bank National Association, as trustee (the “Trustee”) (the “Base Indenture”), as supplemented by a supplemental indenture dated November 6, 2015 among the Company, Carnival plc and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

Terms defined in the Registration Statement (unless otherwise defined in this opinion) shall have the same meaning herein.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(i)	the Registration Statement;

(ii)	the preliminary prospectus supplement dated October 30, 2015 (the “Preliminary Prospectus Supplement”);

(iii)	the final prospectus supplement dated October 30, 2015 (the “Final Prospectus,” together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”);

(iv)	the Underwriting Agreement;

(v)	the Indenture;

(vi)	the form of Notes (including the Guarantees);

(vii)	the Third Amended and Restated Articles of Incorporation as in effect on the date hereof (the “Articles of Incorporation”) and the Third Amended and Restated By-Laws of the Company as in effect on the date hereof (the “By-Laws”);

(viii)	the resolutions adopted by the Debt Committee of the Company on October 14, 2015, as authorized by the Company’s Board of Directors; and,

(ix)	certain other corporate records of the Company.

We have also examined such other documents and made such other investigations as we have deemed necessary in connection with the opinions expressed below.

When relevant facts were not independently established, we have relied upon certificates of governmental officials or officers of the Company and upon representations made in or pursuant to the Underwriting Agreement.

Carnival Corporation

Carnival plc

November 6, 2015

In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this opinion letter, that:

(i)	such documents have been duly authorized by, have been duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents (other than for the Company);

(ii)	all signatories to such documents have been duly authorized (other than for the Company);

(iii)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies;

(iv)	all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents (other than for the Company); and,

(v)	that any required consents, licenses, permits, approvals, exemptions or authorizations of or by any governmental authority or regulatory body of any jurisdiction other than the Republic of Panama in connection with the transactions contemplated by the Underwriting Agreement and the Indenture have been obtained.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1.	The Company is duly incorporated and validly existing as a corporation in good standing under the laws of the Republic of Panama.

2.	The Company has full power and authority under the laws of the Republic of Panama and its Articles of Incorporation to execute, deliver and perform its obligations under the Underwriting Agreement, the Indenture, and the Notes, and to own, occupy, possess its properties and carry on its activities as described in the Registration Statement.

3.	The execution and delivery of the Underwriting Agreement, the Indenture and the Notes, and the performance of the Company’s obligations thereunder, has been duly authorized by all necessary corporation action of the Company, and does not violate the Articles of Incorporation, By-Laws or other organizational documents of the Company or the laws of the Republic of Panama applicable thereto.

Carnival Corporation

Carnival plc

November 6, 2015

4.	The Underwriting Agreement, the Indenture and the Notes have been duly executed and delivered by the Company and each constitutes valid and legally binding obligations of the Company enforceable against the Company in accordance with its respective terms.

5.	Because the Company conducts its operations outside the Republic of Panama, no Panamanian taxes or withholding will be imposed on payments to holders of the Notes.

We qualify our opinion to the extent that enforceability of rights and remedies provided for in the Underwriting Agreement and the Indenture may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by equitable principles to the extent equitable remedies are sought.

We hereby consent to use of this opinion as an exhibit to the Current Report on the Form 8-K of the Company and the incorporation by reference of such opinion in the Registration Statement and to the use of our name under the heading “Legal Matters” in the base prospectus included in the Registration Statement and in the Final Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

We are practicing in the Republic of Panama and do not purport to be experts on the laws of any other jurisdiction other than Panamanian law and therefore we express no opinion as to the laws of any jurisdiction other than Panamanian law.

Yours truly,

TAPIA, LINARES Y ALFARO

/s/ Eloy Alfaro

Eloy Alfaro